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                 [LUCE, FORWARD, HAMILTON & SCRIPPS LETTERHEAD]

January 29, 2004


VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

   RE:  Genius Products, Inc.
        Registration on Form SB-2 filed September 19, 2003
        (File No. 333-108966)

Ladies and Gentlemen:

         On behalf of Genius Products, Inc. (the "Company"), we hereby request that the Company's Registration Statement on Form SB-2 (File No. 333-108966) filed with the Securities and Exchange Commission on September 19, 2003 be withdrawn immediately. Please direct any comments or questions regarding the withdrawal of this filing to the undersigned by telephone at (619) 233-2990.

                                         Very truly yours,


                                         /s/  P. Blake Allen
                                         --------------------------------------
                                         P. Blake Allen
                                         of
                                         LUCE FORWARD HAMILTON & SCRIPPS


cc:  Mathew C. Bazley, Division of Corporation Finance (via facsimile
202-942-9527)